Exhibit 3.69

CERTIFICATE OF FORMATION

OF

CRESTWOOD ARKANSAS PIPELINE LLC

The undersigned person, acting as the sole organizer of a limited liability company under the Texas Business Organizations Code, does hereby submit the following Certificate of Formation for such limited liability company;

1.	The filing entity being formed is a limited liability company. The name of the entity is Crestwood Arkansas Pipeline LLC,

2.	The period of duration of the limited liability company is perpetual.

3.	The purpose for which the company is formed is for the transaction of any and all lawful purposes for which a limited liability company may be organized under the Texas Business Organizations Code.

4.	The street address of the company’s initial registered office in Texas is 350 N. St. Paul Street, Suite 2900, Dallas, Texas 75201. The name of its initial registered agent at such address is CT Corporation System.

5.	The limited liability company will be managed by its sole member. The name and address of the sole member is as follows:

Crestwood Pipeline LLC

717 Texas Street, Suite 3150

Houston, Texas 77002

6.	The name and. street address of the organizer is as follows:

Kelly Jameson

Crestwood Midstream Partners LP

717 Texas Street, Suite 3150

Houston, Texas 77002

7.	This document becomes effective when filed with the Secretary of State.

IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of February, 2011.

Kelly Jameson, Organizer